FOR IMMEDIATE RELEASE


                                        August 28, 1998


Contact:  Michael P. Brennan, President/CEO
          Phone:  513-661-5735     Fax: 513-661-9091


       WESTWOOD HOMESTEAD FINANCIAL CORPORATION
          ANNOUNCES STOCK REPURCHASE PROGRAM


     Cincinnati, Ohio....Westwood Homestead Financial
Corporation (Nasdaq WEHO), announced today that it is commencing a stock repurchase program to acquire up to 230,321 shares of the Corporation's common stock, which represents approximately 9% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     Michael P. Brennan, President of the Corporation, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within six months. Mr. Brennan explained that the Board of Directors considers the Corporation's common stock to be an attractive investment.

     According to Mr. Brennan, the repurchase generally will be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     The repurchased shares will be held as treasury shares and it is expected that these shares will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

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